UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2018

Innovative Food Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-9376	20-1167761
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28411 Race Track Road, Bonita Springs, Florida	34135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (239) 596-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

Effective January 24, 2018, our wholly-owned subsidiary, Innovative Gourmet, LLC (“Innovative Gourmet”), acquired substantially all of the assets and certain liabilities of iGourmet LLC and iGourmet NY LLC (“Sellers”), privately-held New York limited liability companies operating out of Pennsylvania and engaged in the sale, marketing, and distribution of specialty food and specialty food items through  www.igourmet.com, online marketplaces, additional  direct-to-consumer platforms, distribution to foodservice, retail stores and other wholesale accounts, pursuant to the terms of an Asset Purchase Agreement with Sellers.

The consideration for and in connection with the acquisition consisted of:  (i) $1,500,000, which satisfied or reduced secured, priority and administrative debt of Sellers; (ii) in connection with and prior to the acquisition, our wholly-owned subsidiary, Food Funding, LLC (“Food Funding”), funded advances of $325,000 to Sellers on a secured basis, pursuant to certain loan documents and as bridge loans, which loans  were reduced by the proceeds of the Asset Purchase Agreement; (iii) the purchase for $200,000 of certain debt owed by Sellers, to be paid out of, if  available, Innovative Gourmet’s cash flow; (iv) potential contingent liability allocation for a percentage of Sellers’ approximately $2,300,000 of certain debt, not purchased or assumed by Innovative Gourmet, which  under certain circumstances, Innovative Gourmet may determine to pay; and (v) additional purchase price consideration of (a) up to a maximum of $1,500,000, if EBITDA of Innovative Gourmet reaches $3,800,000 million in 2018, (b) up to a maximum of $1,750,000, if EBITDA of Innovative Gourmet in 2019 exceeds its EBITDA in 2018 by at least 20% and if its EBITDA reaches $5,000,000; and (c) up to a maximum of $2,125,000, if EBITDA of Innovative Gourmet in 2020 exceeds its EBITDA in 2019 by at least 20% and if its EBITDA reaches $8,000,000. The EBITDA based earnout shall be paid 37.5% in cash, 25% in Innovative Food Holdings shares valued at the time of the closing of this transaction and 37.5%, at Innovative Gourmet’s  option, in Innovative Food Holdings shares valued  at the time of the payment of the earnout or in cash.

In connection with the acquisition, our wholly-owned subsidiary, Food Funding, purchased Seller’s senior secured note at a price of approximately $1,187,000, pursuant to the terms of a Loan Sale Agreement with UPS Capital Business Credit.  That note was reduced by the proceeds of the Asset Purchase Agreement.  See Item (i) above.

The Asset Purchase and Loan Sale Agreements contained standard representations, warranties and indemnities.  Certain employees of the Sellers are now employees of Innovative Gourmet.

The amount and terms of consideration payable was determined as a result of arm’s length negotiations.  No prior material relationship existed between the Sellers and us or any of our affiliates, any director or officer of our Company, or any associate of any such director or officer.

This only purports to be a summary of the terms of the documents and is qualified in its entirety by the terms of the full documents, copies of which are filed as an exhibit hereto.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

As disclosed above, on January 24, 2018, we acquired, through wholly-owned subsidiaries, (i) substantially all of the assets of iGourmet LLC and iGourmet NY LLC and (ii) a senior secured note with an original principal loan amount of $1,675,000.

Item 9.01  Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired – To be filed by amendment if required.
(b)	Pro Forma Financial Information – To be filed by amendment if required.
(d)	Exhibits

Exhibit	Description
10.1	Asset Purchase Agreement dated as of January 22, 2018 by and among Innovative Gourmet, LLC, a subsidiary of the registrant, and iGourmet LLC and iGourmet NY LLC
10.2	Loan Sale Agreement dated as of January 10, 2018 between Food Funding, LLC, a subsidiary of the registrant, and UPS Capital Business Credit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: January 30, 2018
By: /s/ Sam Klepfish Sam Klepfish, CEO

Exhibit Index

Exhibit	Description
10.1	Asset Purchase Agreement dated as of January 22, 2018 by and among Innovative Gourmet, LLC, a subsidiary of the registrant, and iGourmet LLC and iGourmet NY LLC
10.2	Loan Sale Agreement dated as of January 10, 2018 between Food Funding, LLC, a subsidiary of the registrant, and UPS Capital Business Credit